Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE

Oct. 16, 2008
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER AND NINE MONTHS ENDED SEPT. 30, 2008
•	Peabody delivers record third quarter volumes, revenue, EBITDA, operating profit, earnings and cash flow

•	EBITDA increases 190% to $609.8 million with operating profit of $490.2 million

•	Earnings per share from continuing operations climb 590% to $1.38

•	Revenues rise 59% to $1.91 billion

•	2008 EBITDA targets raised to $1.75 to $1.85 billion, up to 92% above prior year

•	2008 EPS targets raised to $3.00 to $3.25, up to 103% above prior year
ST. LOUIS, Oct. 16 — Peabody Energy (NYSE: BTU) today reported record third quarter revenues of $1.91 billion on 66.0 million tons sold. EBITDA grew 190 percent to $609.8 million, driving income from continuing operations to a new high of $377.1 million with earnings per share of $1.38.
          “Peabody had an outstanding quarter, delivering record results that reflect the benefits of our recent investments and expanding global platform,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “We continue to differentiate ourselves with a very strong financial and operating performance, rising cash flows, major contract backlog and rapidly growing international contributions. In the face of current economic conditions, we are pleased to be raising our outlook.”
RESULTS FROM CONTINUING OPERATIONS
          Third quarter volumes reached 66.0 million tons, 6 percent above year-ago levels. Higher volumes combined with improved pricing in all regions led to record revenues of $1.91 billion, a $707.2 million increase over the prior year.
          Peabody’s Australian coal shipments grew 21 percent over the prior year quarter and 15 percent year to date. Higher contracted prices led to significantly improved realized revenues per ton: 114 percent above the year-ago quarter and 66 percent year to date. U.S. operations also delivered improved performance over last year, reflecting a 15 percent increase in realized prices and contributions from the new El Segundo Mine in the Southwest.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
          EBITDA for the quarter was $609.8 million versus $210.0 million in the prior year, a 190 percent improvement. EBITDA from mining operations nearly tripled, and Trading and Brokerage increased 168 percent. EBITDA margins grew to a record 32 percent of revenues. Operating profit rose 324 percent to $490.2 million.
          Third quarter income from continuing operations was a record $377.1 million with earnings of $1.38 per share. This compares with $55.0 million and $0.20 per share in the comparable prior-year quarter. During the quarter, operating cash flows reached a new high of $462.0 million, and the company repaid more than $100 million in debt.
          “We are seeing the first full quarter of benefits from our multi-year capital investment program,” said Executive Vice President and Chief Financial Officer Michael C. Crews. “We have improved volumes, stablized costs, expanded margins and generated strong cash flows that enabled us to repay debt and repurchase shares during the quarter.”
          Also in the quarter, Standard & Poor’s upgraded Peabody’s corporate credit rating to ‘BB+’ on the basis of strengthened credit measures due to the company’s financial performance and favorable outlook.
          Through nine months, the company also set records on all financial measures. Sales volumes rose 7 percent to 187.0 million tons; revenues increased 40 percent to $4.71 billion; EBITDA rose 86 percent to $1.33 billion; operating profit improved 128 percent to $1.01 billion; earnings per share from continuing operations increased 188 percent to $2.53; and operating cash flow climbed 48 percent to $783.0 million.
          Peabody operations recorded a 27 percent safety improvement year to date and are on track for the safest year ever. Also, Peabody’s Miller Creek Mine was honored for reclamation excellence, receiving the U.S. Department of the Interior’s National Award of Excellence in Surface Mining for innovative techniques to restore prime farmland and wildlife habitat in Indiana.
GLOBAL COAL MARKETS AND PEABODY’S POSITION
          “While there is uncertainty in today’s economy, any easing of demand growth is likely to be offset by diminished global coal supply,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “Supply challenges around the world and lack of capital to respond to market shortages will continue to drive a tight global supply-demand balance for coal. In addition, we believe that the long-term coal demand profile is very strong and will continue to be led by emerging economies.”
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
          Global coal use continues to increase to satisfy steel demand and serve a growing number of coal-fueled generating plants.
          International steel consumption is projected to be 3 percent higher than last year, representing approximately 25 million tons of incremental annualized metallurgical coal demand. Global thermal coal demand is growing as nations attempt to replenish stockpiles and fuel new coal plants. Physical coal prices are above published coal prices in most markets, as an exodus of financial participants has created a temporary overhang on financial coal products.
          Coal demand growth and tight global supplies are expected to continue, given a number of factors:
•	Currently, approximately 300 gigawatts of new coal-fueled generation is under construction around the world and expected to come on line over the next several years, requiring up to 1 billion tons of annual coal supply.

•	Australia exports have grown just 3 percent this year, as coal chain logistics issues persist in Australia. Peabody’s mine developments have allowed the company to raise market share, increasing its Australian production 15 percent.

•	China continues to restrain exports by reducing and delaying export licenses, while increasing export taxes on both metallurgical and thermal coals, as well as coke.

•	Other major coal exporting nations have struggled to meet increasing demand. South African exports are 6 percent lower than last year and on track for their third consecutive yearly decrease; both Russian and Vietnamese coal exports are running below prior-year levels; and Indonesian coal exports are well below the 5 to 10 percent growth originally expected.

•	International demand for U.S. coal continues to rise. U.S. exports are running 44 percent ahead of 2007 and on track to reach 85 million tons by year end, with continued increases expected in 2009. Strong exports have led to demand for U.S. coal that exceeds supply, even with mild late-summer weather that suppressed generation. Peabody has now entered into 7 million tons of coal export transactions in 2008, including the sale of Powder River Basin coal to China.

•	The Powder River Basin is the fastest-growing region for U.S. coal demand, with consumption up 4.3 percent year to date due to fuel switching, new coal plants, interbasin backfill and ‘coal-by-wire’ generation from the Midwest into the Northeast.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
•	Appalachian coal production is being diminished by permitting issues, safety-related slowdowns and costs, difficult geology and the credit crunch. This has already resulted in force majeures, production shortfalls and rising costs by multiple producers.

•	Longer term U.S. growth will be driven by increasing exports, greater use by existing coal plants and the continued build-out of new coal-fueled plants. New coal-fueled generation totaling approximately 15 gigawatts is under construction, with another 5 to 10 gigawatts in late-stage permitting and planning. Peabody estimates the current and new U.S. coal-fueled plants represent approximately 200 million tons of additional annual coal demand.
          These conditions have led to significant global price increases year over year. Physical coal prices have remained near the strong contract levels set in April for both met and thermal coal products. Long-term Powder River Basin prices remain much higher than current spot prices and are approximately double the spot prices of early 2007.
          During the quarter, Peabody priced premium Powder River Basin products at levels 49 percent above realized 2007 pricing. Pricing for Illinois Basin coal has doubled since the start of the year, due to its proximity to Eastern U.S. and export markets. Peabody is the number-one producer in both the Powder River Basin and Illinois Basin.
          Peabody is now largely contracted for 2009. The company has 10 to 20 million tons of U.S. production unpriced for 2009 and 75 to 85 million tons for 2010. Peabody has 6 to 7 million tons of Australian-based metallurgical coal available to be priced for the last three quarters of 2009 and 10 to 11 million tons for 2010. Unpriced Australian thermal coal volumes include 6 to 7 million tons for the last three quarters of 2009 and 12 to 13 million tons for 2010.
APPROACH AND OUTLOOK
          The company has a growing earnings profile, strong balance sheet, solid liquidity and access to credit and low sustaining capital needs. “Peabody has never been better positioned to capitalize on market opportunities,” said Boyce. “We are taking prudent steps to navigate through the near-term economic conditions, while positioning for long-term growth in what remains an energy-short world.”
          Peabody will continue to exercise tight capital discipline and a balanced capital structure to best utilize rising cash flows and capitalize on long-term opportunities. Peabody continues to
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
advance long-term projects that expand access to high-growth markets. For instance, the company is joining with Chinese partners to explore development of a large surface mine and coal conversion facility. And construction of the new NCIG terminal at Newcastle is on time and on budget, with startup targeted for 2010. As the second largest sponsor of the export facility, Peabody will receive nearly 6 million tons of dedicated allocation.
          Peabody is raising its targets for the full year. 2008 EBITDA is targeted at $1.75 to $1.85 billion, as much as 92 percent higher than 2007. 2008 earnings per share from continuing operations is targeted at $3.00 to $3.25, an increase of as much as 103 percent from 2007. Final 2008 results will be contingent on a number of factors, including the level of export shipments in the fourth quarter.
          Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 16, 2008. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; credit and performance risk associated with customers, suppliers, trading and financial counterparties; the availability, timing of delivery and cost of key equipment and commodities; transportation availability, performance and costs including demurrage; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; worldwide economic and political conditions; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; impact of weather on demand, production and transportation; availability and costs of competing energy resources; risks associated with our Btu Conversion initiatives; global currency exchange and interest rate fluctuation; liquidity and access to capital; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended September 30, 2008, June 30, 2008, and September 30, 2007 and Nine Months Ended
September 30, 2008 and 2007

	Quarter Ended			Nine Months Ended
	Sept	June	Sept	Sept	Sept
	2008	2008	2007	2008	2007

Tons Sold (In Millions)	66.0	59.8	62.1	187.0	174.2

Revenues	$1,905.7	$1,530.9	$1,198.5	$4,712.6	$3,377.1
Operating Costs and Expenses	1,253.0	1,048.5	980.1	3,315.2	2,649.9
Depreciation, Depletion and Amortization	103.8	93.6	89.3	291.4	259.7
Asset Retirement Obligation Expense	15.8	9.2	5.0	31.8	14.5
Selling and Administrative Expenses	44.2	43.1	33.2	138.2	97.0
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(4.8)	(3.6)	(21.9)	(67.8)	(76.3)
(Income) Loss from Equity Affiliates	3.5	(3.7)	(2.9)	(2.9)	(9.4)

Operating Profit	490.2	343.8	115.7	1,006.7	441.7
Interest Income	(3.5)	(2.5)	(1.5)	(7.1)	(5.8)
Interest Expense:
Debt-Related Interest	52.5	56.5	57.4	167.0	171.7
Surety Bond and Letter of Credit Fees	1.6	1.1	1.3	4.0	3.1

Income from Continuing Operations Before Income
Taxes and Minority Interests	439.6	288.7	58.5	842.8	272.7
Income Tax Provision	60.2	43.6	6.7	147.9	34.8
Minority Interests	2.3	2.5	(3.2)	5.7	1.3

Income from Continuing Operations	377.1	242.6	55.0	689.2	236.6
Loss from Discontinued Operations, Net of Tax	(7.5)	(9.2)	(22.7)	(29.0)	(8.1)

Net Income	$369.6	$233.4	$32.3	$660.2	$228.5

Diluted EPS (1):
Income from Continuing Operations	$1.38	$0.89	$0.20	$2.53	$0.88
Loss from Discontinued Operations	(0.02)	(0.03)	(0.08)	(0.11)	(0.03)

Net Income	$1.36	$0.86	$0.12	$2.42	$0.85

EBITDA	$609.8	$446.6	$210.0	$1,329.9	$715.9

(1)	Weighted average diluted shares outstanding were 272.6 million, 272.7 million, and 268.9 million for the quarters ended September 30, 2008, June 30, 2008, and September 30, 2007, respectively, and were 272.5 million and 268.6 million for the nine months ended September 30, 2008 and 2007, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended September 30, 2008, June 30, 2008, and September 30, 2007 and Nine Months Ended
September 30, 2008 and 2007

	Quarter Ended			Nine Months Ended
	Sept	June	Sept	Sept	Sept
	2008	2008	2007	2008	2007
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$930.7	$939.1	$805.5	$2,728.1	$2,298.7
Australian Mining Operations	789.0	523.5	307.6	1,612.7	844.0
Trading and Brokerage Operations	181.5	61.3	76.0	352.9	211.7
Other	4.5	7.0	9.4	18.9	22.7

Total	$1,905.7	$1,530.9	$1,198.5	$4,712.6	$3,377.1

Tons Sold (In Millions)
Eastern U.S. Mining Operations	8.1	8.0	7.9	23.7	23.4
Western U.S. Mining Operations	42.8	39.2	42.7	124.3	118.9
Australian Mining Operations	7.0	5.5	5.8	18.0	15.6
Trading and Brokerage Operations	8.1	7.1	5.7	21.0	16.3

Total(1)	66.0	59.8	62.1	187.0	174.2

Revenues per Ton — Mining Operations
Eastern U.S.	$37.74	$36.72	$32.78	$36.60	$32.96
Western U.S. (2)	14.59	16.44	12.81	14.96	12.84
Total — U.S. (2)	18.27	19.88	15.92	18.43	16.15
Australia	113.43	95.01	53.07	89.59	54.09

Operating Costs per Ton — Mining Operations (3)
Eastern U.S.	$32.45	$32.01	$26.21	$31.80	$26.51
Western U.S.	10.96	11.65	9.33	10.96	9.27
Total — U.S.	14.37	15.10	11.96	14.30	12.10
Australia	52.59	51.32	50.83	52.50	46.42

Gross Margin per Ton — Mining Operations (3)
Eastern U.S.	$5.29	$4.71	$6.57	$4.80	$6.45
Western U.S. (2)	3.63	4.79	3.48	4.00	3.57
Total — U.S. (2)	3.90	4.78	3.96	4.13	4.05
Australia	60.84	43.69	2.24	37.09	7.67

Operating Profit per Ton	$7.43	$5.75	$1.86	$5.38	$2.54

	Dollars in Millions

EBITDA — U.S. Mining Operations	$198.6	$225.7	$200.2	$611.0	$576.1
EBITDA — Australian Mining Operations	423.1	240.8	13.0	667.7	119.7
EBITDA — Trading and Brokerage Operations	52.7	38.1	19.7	182.5	82.7
EBITDA — Resource Management (4)	2.4	4.2	22.0	65.9	82.9
Selling and Administrative Expenses	(44.2)	(43.1)	(33.2)	(138.2)	(97.0)
Other Operating Costs, Net (5)	(22.8)	(19.1)	(11.7)	(59.0)	(48.5)
EBITDA	609.8	446.6	210.0	1,329.9	715.9
Depreciation, Depletion and Amortization	(103.8)	(93.6)	(89.3)	(291.4)	(259.7)
Asset Retirement Obligation Expense	(15.8)	(9.2)	(5.0)	(31.8)	(14.5)
Operating Profit	490.2	343.8	115.7	1,006.7	441.7
Operating Cash Flow from Continuing Operations	462.0	232.9	227.2	783.0	530.3
Coal Reserve Lease Expenditures	55.0	63.6	54.8	178.4	178.2
Capital Expenditures (Excludes Acquisitions)	64.2	50.6	125.3	174.1	387.1

(1)	Metallurgical sales totaled 2.5 million tons, 1.9 million tons, and 2.4 million tons for the quarters ended September 30, 2008, June 30, 2008, and September 30, 2007, respectively, and 6.5 million tons and 6.3 million tons for the nine months ended September 30, 2008 and 2007, respectively. Total non-U.S. sales were 11.0 million tons, 9.5 million tons, and 8.9 million tons for the quarters ended September 30, 2008, June 30, 2008, and September 30, 2007, respectively, and 28.8 million tons and 23.2 million tons for the nine months ended September 30, 2008 and 2007, respectively.

(2)	The favorable effect of the recovery of postretirement healthcare and reclamation costs on revenues per ton and gross margin per ton for the quarter ended June 30, 2008 on the Western U.S. and Total - U.S. Operations amounted to $1.45 and $1.21, respectively. The favorable per ton impact for the nine months ended September 30, 2008 on the Western U.S. and Total - U.S. Operations amounted to $0.46 and $0.38, respectively.

(3)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales and exchanges, property management costs and revenues, and coal royalty expense.

(5)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
September 30, 2008, June 30, 2008 and December 31, 2007

(Dollars in Millions)

	(Unaudited )	(Unaudited)
	September 30,	June 30,	December 31,
	2008	2008	2007
Cash and Cash Equivalents	$104.0	$74.8	$45.3
Receivables	412.9	296.0	256.9
Inventories	275.1	296.3	264.7
Assets from Coal Trading Activities (1)	710.7	1,392.5	349.8
Deferred Income Taxes	105.8	98.6	98.6
Other Current Assets	210.1	456.6	295.2

Total Current Assets	1,818.6	2,614.8	1,310.5
Net Property, Plant, Equipment and Mine Development	7,387.4	7,342.5	7,323.9
Investments and Other Assets	397.3	531.2	417.1

Total Assets	$9,603.3	$10,488.5	$9,051.5

Current Maturities of Debt	$44.2	$135.9	$134.4
Liabilities from Coal Trading Activities (1)	549.1	1,459.9	301.8
Accounts Payable and Accruals	1,340.3	1,155.2	1,134.0

Total Current Liabilities	1,933.6	2,751.0	1,570.2
Long-Term Debt	3,107.6	3,122.7	3,138.7
Deferred Income Taxes	100.5	325.0	315.6
Other Long-Term Liabilities	1,526.2	1,478.3	1,506.6

Total Liabilities	6,667.9	7,677.0	6,531.1
Minority Interests	1.3	4.0	0.7
Stockholders’ Equity	2,934.1	2,807.5	2,519.7

Total Liabilities and Stockholders’ Equity	$9,603.3	$10,488.5	$9,051.5

(1)	Assets and liabilities from coal trading activities have been presented on a net counterparty aggregation basis consistent with accounting guidance effective January 1, 2008. December 31, 2007 amounts have been conformed to this presentation requirement.
     This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters Ended September 30, 2008, June 30, 2008, and September 30, 2007 and Nine Months Ended
September 30, 2008 and 2007
(Dollars in Millions)

	Quarter Ended			Nine Months Ended
	Sept	June	Sept	Sept	Sept
	2008	2008	2007	2008	2007
EBITDA	$609.8	$446.6	$210.0	$1,329.9	$715.9
Depreciation, Depletion and Amortization	103.8	93.6	89.3	291.4	259.7
Asset Retirement Obligation Expense	15.8	9.2	5.0	31.8	14.5
Interest Income	(3.5)	(2.5)	(1.5)	(7.1)	(5.8)
Interest Expense	54.1	57.6	58.7	171.0	174.8
Income Tax Provision	60.2	43.6	6.7	147.9	34.8
Minority Interests	2.3	2.5	(3.2)	5.7	1.3

Income from Continuing Operations	$377.1	$242.6	$55.0	$689.2	$236.6

Reconciliation of EBITDA to Income from Continuing Operations — 2008 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ended December 31, 2008
	Targeted Results
	Low	High
EBITDA	$1,750	$1,850
Depreciation, Depletion and Amortization	405	425
Asset Retirement Obligation Expense	45	50
Interest Income	(8)	(10)
Interest Expense	233	223
Income Tax Provision	250	265
Minority Interests	8	12

Income from Continuing Operations	$817	$885

Diluted Earnings Per Share	$3.00	$3.25

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.